Amount of the single insured bond which each investment company would have provided and maintained had each such company had not been named as an insured under the present joint insured bond:

Company	Assets	Minimum Amount of Bond
The Advisors’ Inner Circle Fund	$22,166,623,741	2,500,000
The Advisors’ Inner Circle Fund II	$9,466,768,420	2,500,000
The Advisors’ Inner Circle Fund III	$384,802,888	750,000
Bishop Street Funds	$337,118,789	750,000
The KP Funds	$8,447,225,003	2,500,000
O’Connor EQUUS	$11,813,706	200,000
Causeway Capital Management Trust	$8,392,001,746	2,500,000
SEI Liquid Asset Trust	$1,078,850,164	1,250,000
SEI Tax Exempt Trust	$6,550,158,104	2,500,000
SEI Daily Income Trust	$11,596,995,894	2,500,000
SEI Institutional International Trust	$6,581,576,508	2,500,000
SEI Institutional Managed Trust	$28,354,090,753	2,500,000
SEI Asset Allocation Trust	$1,608,558,893	1,500,000
SEI Institutional Investments Trust	$49,610,218,428	2,500,000
Adviser Managed Trust	$2,291,178,727	1,500,000
New Covenant Funds	$1,144,682,983	1,250,000
SEI Structured Credit Fund, L.P.	$1,402,507,618	1,250,000
SEI Insurance Products Trust	$30,025,979	300,000
SEI Catholic Values Trust	$0	50,000
Winton Series Trust	$26,133,726	300,000